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                                                                     EXHIBIT 10

                      CONSENT OF INDEPENDENT ACCOUNTANTS




   We hereby consent to the use in this Registration Statement on Form N-4 for MONY America -- L Variable Annuity (Registration Statement No. 333-91776) of our reports dated April 8, 2003 relating to the financial statements of the Subaccounts of MONY America Variable Account A -- MONYMaster, ValueMaster, MONY Custom Master and MONY Variable Annuity, our report dated April 8, 2003 relating to the combined financial statements of MONY America Variable Account A, and our report dated February 6, 2003 relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in such Registration Statement.



/s/  PricewaterhouseCoopers LLP


New York, New York

April 29, 2003